Exhibit 99.3
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. ACQUIRES
INDUSTRIAL METALS AND SURPLUS, INC.
     Los Angeles, CA — January 5, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that on January 2, 2007, its wholly owned subsidiary, Siskin Steel & Supply Company, Inc., based in Chattanooga, TN, completed the previously disclosed acquisition of Industrial Metals and Surplus, Inc. a metals service center company headquartered in Atlanta, GA and a related company, Athens Steel, Inc. located in Athens, GA. The all cash deal will be immediately accretive to Reliance’s earnings. The management teams of Industrial Metals and Athens Steel will remain in place. Terms were not disclosed.
     Industrial Metals was founded in 1978 and specializes in the processing and distribution of carbon steel structurals, flat-rolled and ornamental iron products. Industrial Metals’ net sales (including Athens Steel) for the 2005 fiscal year were approximately $72 million. Industrial Metals will operate as a wholly owned subsidiary of Siskin. Siskin’s Georgia Steel Supply Company division located in Atlanta will be combined with the Industrial Metals operations.
     Edwin Rothberg, President of Industrial Metals, said, “We believe that joining with Reliance will provide more opportunities to create sustainable growth and improved operating performance.” Chief Executive Officer of Reliance, David H. Hannah, said, “This acquisition allows us to expand our presence in an important market and to better serve our growing customer base with the addition of Industrial Metals’ larger, more efficient facility.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the 2007 Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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